Atlas Air Worldwide
Reports Fourth-Quarter and Full-Year 2014 Earnings

•	4Q14 Adjusted Net Income of $38.8 Million, $1.55 per Share

•	Full-Year Adjusted Net Income of $93.5 Million, $3.72 per Share

•	4Q14 Reported Net Income of $41.6 Million, $1.66 per Share

•	Full-Year Reported Net Income of $106.8 Million, $4.25 per Share

PURCHASE, N.Y., February 12, 2015 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced adjusted net income attributable to common stockholders of $38.8 million, or $1.55 per diluted share, for the three months ended December 31, 2014, compared with $41.8 million, or $1.66 per diluted share, for the three months ended December 31, 2013.

On a reported basis, fourth-quarter 2014 net income attributable to common stockholders totaled $41.6 million, or $1.66 per diluted share, compared with $30.0 million, or $1.19 per diluted share, in the fourth quarter of 2013.

Free cash flow of $97.2 million in the fourth quarter of 2014 compared with $92.0 million in the fourth quarter of 2013.

“2014 ended on a strong note, continuing the improvement we saw throughout the year, and 2015 is starting out well,” said William J. Flynn, President and Chief Executive Officer. “After the first significant peak-season in several years, airfreight activity in the first quarter so far continues to reflect the broad-based pickup in demand that began in 2014.

“Both operationally and financially, our fourth-quarter and full-year performance stemmed from the leadership and strength of our ACMI and Charter businesses, the growth of our Dry Leasing platform, and ongoing efforts to drive efficiency and productivity through our continuous improvement initiatives. In addition, average utilization of our operating fleet rose during the year as we capitalized on the improvement in market demand with our modern, efficient aircraft and innovative services.

“We performed a substantial amount of conditions-based heavy maintenance activity during the fourth quarter, primarily for engine overhauls on our 747-400 fleet. This positions us to continue to take advantage of market growth and business opportunities ahead.”

Fourth-Quarter Results

Profitability in our ACMI business during the fourth quarter reflected an increase in aircraft utilization driven by market demand. This was offset by an increase in heavy maintenance expense on our 747-400 aircraft and engines.

Improved Charter contribution during the quarter reflected an increase in cargo aircraft block-hour rates and utilization, driven by market demand and our decision to reduce cargo capacity at the end of 2013, and an increase in passenger block-hour volumes. These were partially offset by increases in heavy maintenance expense as well as crewmember travel and ground handling expenses from flying to higher cost locations.

In Dry Leasing, revenue and profitability grew following the acquisition of three 777 freighter aircraft in the first quarter of 2014, which raised our 777 fleet count to six. Each of these aircraft is leased to a customer on a long-term basis.

Reported results in the fourth-quarter included an income tax rate benefit of 7.0%, primarily due to an income tax benefit of $10.7 million related to beneficial tax planning regarding the treatment of extraterritorial income from the offshore leasing of certain of our aircraft. Reported results also included a pretax special charge of $5.5 million, primarily related to an aircraft held for sale.

Beginning with the fourth quarter of 2014, we have combined our commercial and military charter businesses in a single Charter segment as we now assess operating results at that level. Our decision recognizes the smaller size of our military business compared with the past and the increased interchangeability of our Charter aircraft between commercial and military customers.

Full-Year Results

For the twelve months ended December 31, 2014, adjusted net income attributable to common stockholders totaled $93.5 million, or $3.72 per diluted share, compared with $96.8 million, or $3.78 per diluted share, for the twelve months ended December 31, 2013.

On a reported basis, full-year 2014 net income attributable to common stockholders totaled $106.8 million, or $4.25 per diluted share, compared with $93.8 million, or $3.66 per diluted share, in 2013.

Reported earnings in 2014 included an effective income tax rate benefit of 14.2%, primarily due to an income tax benefit of $34.8 million related to beneficial tax planning regarding the tax treatment of extraterritorial income from the offshore leasing of certain of our aircraft. Our effective income tax rate also reflected the ongoing beneficial impact of lower taxes for certain foreign subsidiaries in our Dry Leasing business as well as the favorable change in our deferred foreign tax rates.

Free cash flow totaled $247.8 million in 2014 compared with $270.2 million in 2013.

Cash and Short-Term Investments

At December 31, 2014, our cash, cash equivalents, short-term investments and restricted cash totaled $330.7 million, compared with $339.2 million at December 31, 2013.

The change in position reflected cash provided by operating and financing activities offset by cash used for investing activities.

Net cash used for investing activities during 2014 primarily related to the purchase of three 777 freighters for our Dry Leasing business.

Net cash provided by financing activities primarily reflected proceeds from the issuance of debt in connection with the acquisitions of these aircraft. Those proceeds were partially offset by payments on debt obligations and debt issuance costs.

Outlook

We begin 2015 with a favorable view about the prospects for the overall airfreight environment and the demand for our aircraft and services. As a result, we look for moderate growth in adjusted fully diluted earnings per share this year.

Our current outlook reflects two primary considerations.

First, industry forecasts indicate that global airfreight demand will grow approximately 4% to 5% in 2015, outpacing projected growth in global trade. Similar to 2014, achieving growth at this level will require a continuation of positive global economic activity driven by healthy consumer and business confidence.

Second, while our operating results are expected to benefit from a reduction in maintenance expense in 2015 compared with 2014, we face a continued contraction in military demand as U.S. military activities overseas are scaled down.

We are seeing good airfreight demand in the first quarter of 2015 leading up to the start of the Lunar New Year holidays in Asia on February 19. We expect earnings per share in the first quarter, which is usually the lowest volume-generating and highest maintenance expense quarter of the year, to be in line with or better than our first-quarter 2014 adjusted EPS of $0.45.

At this point in the year, there is limited visibility into second-half airfreight market demand. Typically, the majority of our earnings are generated in the second half, and we will update our expectations as the year progresses. Should commercial airfreight continue to grow as anticipated in 2015, our business initiatives and investments have positioned Atlas to be one of the prime beneficiaries.

For the full year, we expect total block hours to be several percentage points higher than 2014, with approximately 75% in ACMI and the balance in Charter. ACMI block hours are anticipated to reflect additional 747-8 and 747-400 flying as well as an increase in CMI operations, driven primarily by the addition of four customer-owned 767 freighters to our fleet in the first quarter.

In March, we will place an additional 747-8 freighter into ACMI service for the benefit of DHL Express. This aircraft will initially replace an existing 747-400 operating for DHL today. The placement reflects the continuing growth of DHL’s transpacific operations. To effect this, one 747-8 freighter currently in ACMI service for Panalpina will transition promptly to DHL.

We will continue to operate a 747-8 freighter for Panalpina between Europe, the United States and points in Mexico on an ACMI basis. We have also entered into a long-term 747-400 charter agreement with Panalpina as it expands its unique network and extends its customer service. This new freighter service for Panalpina commences in March.

Results in our Dry Leasing segment will continue to be driven largely by the six 777 freighters that we acquired in 2013 and 2014, each with a long-term customer lease in place.

Aircraft maintenance expense in 2015 should total approximately $175 million, and depreciation is expected to total approximately $125 million. In addition, we anticipate an effective book income tax rate of approximately 28%. Core capital expenditures, excluding aircraft and engine purchases, are expected to total between $30 to $40 million, mainly for spare parts for our fleet.

Mr. Flynn added: “In addition to expected earnings growth this year, we continue to focus on the longer-term growth of our business. With a resilient business model, strong customer relationships and a superior fleet, we are well-positioned to capitalize on market improvements, to generate substantial earnings and cash flow, and to continue to enhance shareholder value.”

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s fourth-quarter and full-year 2014 financial and operating results at 11:00 a.m. Eastern Time on Thursday, February 12, 2015.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:

http://edge.media-server.com/m/p/dunzmhep

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through February 18 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 74290072#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; Adjusted Diluted EPS; and Free Cash Flow, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Holdings, Inc. (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating solutions that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2015 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating Revenue
ACMI	$209,162	$202,297	$778,091	$755,008
Charter	251,214	251,125	906,676	852,452
Dry Leasing	24,448	13,324	100,059	35,168
Other	4,041	3,855	14,372	14,272

Total Operating Revenue	$488,865	$470,601	$1,799,198	$1,656,900

Operating Expenses
Aircraft fuel	102,987	120,818	404,263	410,353
Salaries, wages and benefits	81,506	79,920	311,143	299,136
Maintenance, materials and repairs	59,051	29,820	203,567	162,972
Aircraft rent	35,971	41,662	140,390	160,415
Navigation fees, landing fees, and other rent	37,770	31,882	131,138	90,733
Depreciation and amortization	32,392	24,549	120,793	86,389
Passenger and ground handling services	20,714	20,394	86,820	72,503
Travel	21,501	17,935	79,199	61,420
Loss (gain) on disposal of aircraft	-	272	14,679	351
Special charge	5,547	18,642	15,114	18,642
Other	31,230	26,680	116,120	107,196

Total Operating Expenses	428,669	412,574	1,623,226	1,470,110

Operating Income	60,196	58,027	175,972	186,790

Non-operating Expenses (Income)
Interest income	(4,446)	(4,810)	(18,480)	(19,813)
Interest expense	25,475	21,948	104,252	83,659
Capitalized interest	(30)	(365)	(453)	(2,350)
Loss on early extinguishment of debt	-	-	-	5,518
Other expense (income), net	273	539	1,104	1,954

Total Non-operating Expenses	21,272	17,312	86,423	68,968
Income before income taxes	38,924	40,715	89,549	117,822
Income tax expense (benefit)	(2,720)	12,513	(12,678)	23,833

Net Income	41,644	28,202	102,227	93,989
Less: Net income (loss) attributable
to noncontrolling interests	-	(1,756)	(4,530)	152

Net Income Attributable
to Common Stockholders	$41,644	$29,958	$106,757	$93,837

Earnings per share:
Basic	$1.68	$1.20	$4.26	$3.67

Diluted	$1.66	$1.19	$4.25	$3.66

Weighted average shares:
Basic	24,807	25,039	25,031	25,541

Diluted	25,018	25,159	25,127	25,627

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

		December 31 ,
		2014	December 31, 2013
Assets
Current Assets
Cash and cash equivalents		$298,601	$321,816
Short-term investments		17,802	10,904
Restricted cash		14,281	6,491
Accounts receivable, net of allowance of $1,658 and $1,402, respectively		162,092	132,159
Prepaid maintenance		20,806	31,620
Deferred taxes		40,923	54,001
Prepaid expenses and other current assets		51,599	36,962

Total current assets		606,104	593,953
Property and Equipment
Flight equipment		3,448,791	2,969,379
Ground equipment		51,418	46,951
	Less: accumulated depreciation	(348,036)	(256,685)
Purchase deposits for flight equipment		20,054	69,320

Property and equipment, net		3,172,227	2,828,965
Other Assets
Long-term investments and accrued interest		120,478	130,267
Deposits and other assets		135,401	131,216
Intangible assets, net		67,410	33,858

Total Assets		$4,101,620	$3,718,259

Liabilities and Equity
Current Liabilities
Accounts payable		$42,864	$65,367
Accrued liabilities		251,594	194,292
Current portion of long-term debt[1,2]		190,340	157,486

Total current liabilities		484,798	417,145
Other Liabilities
Long-term debt[1,2]		1,782,744	1,539,139
Deferred taxes		350,868	371,655
Other liabilities		65,415	68,195

Total other liabilities		2,199,027	1,978,989
Commitments and contingencies
Equity
Stockholders’ Equity
	Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	¯	¯
	Common stock, $0.01 par value; 50,000,000 shares authorized; 28,561,160 and
	28,200,213 shares issued, 24,807,718 and 25,038,629 shares outstanding
	(net of treasury stock), as of December 31, 2014 and December 31,
	2013, respectively	286	282
Additional paid-in-capital		573,133	561,481
Treasury stock, at cost; 3,753,442 and 3,161,584 shares, respectively		(145,322)	(125,826)
Accumulated other comprehensive loss		(9,572)	(10,677)
Retained earnings		999,270	892,513

Total stockholders’ equity		1,417,795	1,317,773
Noncontrolling interest		¯	4,352

Total equity		1,417,795	1,322,125

Total Liabilities and Equity		$4,101,620	$3,718,259

1 Balance sheet debt at December 31, 2014 totaled $1,973.1 million, including the impact of $35.9 million of unamortized discount.

2 The face value of our debt at December 31, 2014 totaled $2,009.0 million, compared with $1,738.0 million on December 31, 2013.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2014	December 31, 2013
Operating Activities:
Net Income Attributable to Common Stockholders	$106,757	$93,837
Net income (loss) attributable to noncontrolling interests	(4,530)	152

Net Income	102,227	93,989
Adjustments to reconcile Net Income
to net cash provided by operating activities:
Depreciation and amortization	138,324	101,671
Accretion of debt securities discount	(7,947)	(8,889)
Provision for allowance for doubtful accounts	643	178
Special charge	12,013	18,642
Loss on early extinguishment of debt	-	5,518
Loss (gain) on disposal of aircraft	14,679	351
Deferred taxes	(12,714)	22,856
Stock-based compensation expense	13,606	16,690
Changes in:
Accounts receivable	(21,070)	(6,029)
Prepaid expenses and other current assets	27,079	(4,298)
Deposits and other assets	(3,474)	4,106
Accounts payable and accrued liabilities	9,779	57,308

Net cash provided by operating activities	273,145	302,093
Investing Activities:
Capital expenditures	(24,920)	(29,531)
Purchase deposits and delivery payments for flight equipment	(519,399)	(573,416)
Changes in restricted cash	(7,790)	(6,491)
Proceeds from short-term investments	3,728	5,569
Proceeds from insurance	-	9,109
Proceeds from disposal of aircraft	-	4,780

Net cash used for investing activities	(548,381)	(589,980)
Financing Activities:
Proceeds from debt issuance	572,552	709,484
Customer maintenance reserves received	17,555	2,907
Refund of accelerated share repurchase	-	21,886
Prepayment of accelerated share repurchase	-	(21,886)
Proceeds from stock option exercises	69	-
Purchase of treasury stock	(19,496)	(80,976)
Excess tax benefit from stock-based compensation expense	8	465
Payment of debt issuance costs	(17,117)	(19,769)
Payments of debt	(301,550)	(412,171)

Net cash provided by financing activities	252,021	199,940
Net decrease in cash and cash equivalents	(23,215)	(87,947)
Cash and cash equivalents at the beginning of period	321,816	409,763

Cash and cash equivalents at the end of period	$298,601	$321,816

Non-cash Investing and Financing Activities:
Acquisition of flight equipment and assumed debt	$-	$90,498

Acquisition of flight equipment included in Accounts payable and accrued liabilities	$29,087	$21,823

Disposition of aircraft included in Accounts receivable	$5,072	$-

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating Revenue:
ACMI	$209,162	$202,297	$778,091	$755,008
Charter	251,214	251,125	906,676	852,452
Dry Leasing	24,448	13,324	100,059	35,168
Other	4,041	3,855	14,372	14,272
Total Operating Revenue	$488,865	$470,601	$1,799,198	$1,656,900
Direct Contribution:
ACMI	$54,196	$70,235	$197,750	$227,829
Charter	29,139	27,426	54,099	52,546
Dry Leasing	7,594	5,723	33,224	14,017
Total Direct Contribution for Reportable Segments	$90,929	$103,384	$285,073	$294,392
Unallocated income and expenses, net	(46,458)	(43,755)	(165,731)	(152,059)
Special charge	(5,547)	(18,642)	(15,114)	(18,642)
Loss on early extinguishment of debt	—	—	—	(5,518)
Loss (gain) on disposal of aircraft	—	(272)	(14,679)	(351)
Income before Income Taxes	38,924	40,715	89,549	117,822
Interest income	(4,446)	(4,810)	(18,480)	(19,813)
Interest expense	25,475	21,948	104,252	83,659
Capitalized interest	(30)	(365)	(453)	(2,350)
Loss on early extinguishment of debt	-	-	-	5,518
Other expense (income), net	273	539	1,104	1,954
Operating Income	$60,196	$58,027	$175,972	$186,790

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different operating and economic characteristics.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, losses (gains) on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2014	December 31, 2013	Percent Change

Net Income Attributable to Common Stockholders	$41,644	$29,958	39.0%
After-tax impact from:
ETI tax benefit	(10,742)	-
Special charge[1]	7,024	11,714
Accrual for legal matters	850	-
Loss on disposal of aircraft	-	174

Adjusted Net Income Attributable to Common Stockholders	$38,776	$41,846	(7.3%)

Diluted EPS	$1.66	$1.19	39.5%
After-tax impact from:
ETI tax benefit	(0.43)	-
Special charge[1]	0.28	0.47
Accrual for legal matters	0.03	-
Loss on disposal of aircraft	-	0.01

Adjusted Diluted EPS	$1.55[3]	$1.66[3]	(6.6%)

	For the Twelve Months Ended

	December 31, 2014	December 31, 2013	Percent Change

Net Income Attributable to Common Stockholders	$106,757	$93,837	13.8%
After-tax impact from:
ETI tax benefit	(34,755)	(14,160)
Special charge[1]	10,930	11,714
Accrual for legal matters	1,150	-
Loss on early extinguishment of debt[2]	-	5,160
Loss on disposal of aircraft	9,389	224
Adjusted Net Income Attributable to Common Stockholders	$93,471	$96,775	(3.4%)

Diluted EPS	$4.25	$3.66	16.1%
After-tax impact from:
ETI tax benefit	(1.38)	(0.55)
Special charge[1]	0.43	0.46
Accrual for legal matters	0.05	-
Loss on early extinguishment of debt[2]	-	0.20
Loss on disposal of aircraft	0.37	0.01
Adjusted Diluted EPS	$3.72	$3.78	(1.6%)

[1]	Included in Special charge in 2014 were a loss on an aircraft held for sale, employee termination benefits, a loan reserve, and professional fees and tax adjustments related to GSS. Included in Special charge in 2013 were lease termination charges related to two leased 747-400BCFs and an impairment charge for a customer relationship intangible asset.

2 Loss on early extinguishment of debt was related to the financing of 747-8F and 777-200LRF aircraft.

3 Items may not sum due to rounding.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2014	December 31, 2013

Net Cash Provided by Operating Activities	$104,617	$97,000
Less:
Capital expenditures	7,411	4,671
Capitalized interest	30	365

Free Cash Flow[1]	$97,176	$91,964

	For the Twelve Months Ended
	December 31, 2014	December 31, 2013
Net Cash Provided by Operating Activities	$273,145	$302,093
Less:
Capital expenditures	24,920	29,531
Capitalized interest	453	2,350

Free Cash Flow[1]	$247,772	$270,212

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Income before income taxes	$38,924	$40,715	$89,549	$117,822
Special charge[1]	5,547	18,642	15,114	18,642
Accrual for legal matters	850	—	1,319	—
Loss on early extinguishment of debt[2]	—	—	—	5,518
Loss (gain) on disposal of aircraft	—	272	14,679	351
Adjusted pretax income	45,321	59,629	121,661	142,333
Interest (income) expense, net	20,999	16,773	85,319	61,496
Other non-operating expenses (income)	273	539	1,104	1,954
Adjusted operating income	66,593	76,941	207,084	205,783
Depreciation and amortization	32,392	24,549	120,793	86,389
EBITDA, as adjusted[3]	98,985	101,490	327,877	292,172
Aircraft rent	35,971	41,662	140,390	160,415
EBITDAR, as adjusted[4]	$134,956	$143,152	$468,267	$452,587

[1]	Included in Special charge in 2014 were a loss on an aircraft held for sale, employee termination benefits, a loan reserve, and professional fees and tax adjustments related to GSS. Included in Special charge in 2013 were lease termination charges related to two leased 747-400BCFs and an impairment charge for a customer relationship intangible asset.

2 Loss on early extinguishment of debt was related to the financing of 747-8F and 777-200LRF aircraft.

[3]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, special charge, accrual for legal matters, loss on early extinguishment of debt, and loss (gain) on disposal of aircraft, as applicable.

[4]	Adjusted EBITDAR: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, special charge, accrual for legal matters, loss on early extinguishment of debt, and loss (gain) on disposal of aircraft, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

		For the Three Months Ended			For the Twelve Months Ended
		December 31,		Increase/	December 31,		Increase/
		2014	2013	(Decrease)	2014	2013	(Decrease)
Block Hours
ACMI		31,272	30,084	1,188	115,042	115,358	(316)
Charter
Cargo		9,467	9,906	(439)	31,612	30,816	796
Passenger		2,876	2,704	172	13,085	11,713	1,372
Nonrevenue		555	395	160	1,351	1,050	301

Total Block Hours		44,170	43,089	1,081	161,090	158,937	2,153

Revenue Per Block Hour
ACMI		$6,688	$6,724	$(36)	$6,764	$6,545	$219
Charter
Cargo		20,641	19,717	924	20,217	19,829	388
Passenger		19,404	20,640	(1,236)	20,449	20,609	(160)
Average Utilization (block hours per day)
ACMI[1]		10.1	9.6	0.5	9.6	10.2	(0.6)
Charter
Cargo		11.8	11.1	0.7	9.1	7.7	1.4
Passenger		6.9	6.8	0.1	7.8	7.1	0.7
	All Operating Aircraft[1,2]	10.2	9.7	0.5	9.4	9.4	-
Fuel
Charter
	Average fuel cost
	per gallon	$2.75	$3.19	$(0.44)	$3.07	$3.28	$(0.21)
	Fuel gallons	37,445	37,893	(448)	131,787	124,949	6,838
	consumed (000s)
	1 ACMI and All Operating Aircraft averages in the fourth quarter and full-year 2014 reflect the impact of increases in the number of CMI aircraft
	and amount of CMI flying compared with the same periods of 2013.
	[2] Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

For the Three Months Ended			For the Twelve Months Ended

December 31,		Increase/	December 31,		Increase/
2014	2013	(Decrease)	2014	2013	(Decrease)

Segment Operating Fleet (average
aircraft equivalents during the
period)
ACMI[1]
747-8F Cargo	8.5	8.0	0.5	8.5	7.8	0.7
747-400 Cargo	13.0	13.8	(0.8)	12.0	12.6	(0.6)
747-400 Dreamlifter	2.9	2.6	0.3	3.1	1.8	1.3
767-300 Cargo	2.0	2.0	—	2.0	1.8	0.2
767-200 Cargo	5.0	5.0	—	5.0	5.0	—
747-400 Passenger	1.4	1.7	(0.3)	1.2	1.3	(0.1)
767-300 Passenger	—	—	—	—	0.2	(0.2)
767-200 Passenger	1.0	1.0	—	1.0	0.5	0.5

Total	33.8	34.1	(0.3)	32.8	31.0	1.8
Charter
747-8F Cargo	0.4	0.9	(0.5)	0.5	0.6	(0.1)
747-400 Cargo	8.3	8.8	(0.5)	9.0	10.3	(1.3)
747-400 Passenger	1.5	1.3	0.2	1.7	1.7	—
767-300 Passenger	3.0	3.0	—	2.9	2.8	0.1

Total	13.2	14.0	(0.8)	14.1	15.4	(1.3)
Dry Leasing
777-200 Cargo	6.0	3.0	3.0	6.0	1.7	4.3
757-200 Cargo	1.0	1.0	—	1.0	1.0	—
737-300 Cargo	1.0	1.0	—	1.0	1.0	—
737-800 Passenger	2.0	2.0	—	2.0	2.0	—

Total	10.0	7.0	3.0	10.0	5.7	4.3

Total Operating Aircraft	57.0	55.1	1.9	56.9	52.1	4.8

Out of Service[2]	1.0	1.11.1	(0.1)	1.0	0.9	0.1

[1]	ACMI average fleet excludes spare aircraft provided by CMI customers.
[2]	Out-of-service aircraft were temporarily parked during the period and are completely unencumbered.